Exhibit 99.1

IWERKS ENTERTAINMENT ANNOUNCES FISCAL FIRST-QUARTER 1999 RESULTS

     BURBANK, Calif.--(BUSINESS WIRE)--Oct. 28, 1998--Iwerks Entertainment Inc. (Nasdaq NM:IWRK - news) reported financial results for its fiscal 1999 first quarter ended Sept. 30, 1998.

     The  company  reported  a net loss of  $990,000,  or $0.08  per  share,  on revenues of $7.4 million for the quarter. This compares to a fiscal 1998 first-quarter net loss of $506,000, or $0.04 per share, on revenues of $8.1 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $41,000 for the three months ended Sept. 30, 1998, compared to $596,000 for the corresponding prior-year period.

     "Iwerks achieved positive EBITDA this quarter for the first time since the first quarter of last year," said Charles Goldwater, Iwerks president and chief executive officer. "Our improved EBITDA and cash flow compared to the most recent three quarters are a notable and significant initial signal that our strategic and operational initiatives are taking root. We have also substantially reduced the net loss experienced in the prior three fiscal quarters, and bookings for both of our major product lines were up fairly significantly over last year's quarter, representing revenue that will be recorded primarily in fiscal 1999.

     "In addition, the company's cash position of over $9.3 million, combined with less than $0.9 million of long-term debt and stockholders' equity in excess of $35.8 million, position the company for recovery and, ultimately, growth."

     Goldwater continued: "This quarter has also seen some other very encouraging signs. During the quarter, Iwerks signed contracts for three new TurboRide installations in Scotland, Austria and Italy, as well as two large-format theater installations in Scotland and Italy. An Iwerks theater became the first large-format theater to open in South America, and an Iwerks theater scheduled to open later this year will be South America's second large-format theater. These developments demonstrate the success of our increased sales efforts around the world.

     "During the first quarter we also announced an important alliance with Media Technology Source (MTS), the largest independent full-service cinema equipment dealer in the world. This partnership makes Iwerks and MTS the ultimate one-stop shop for theater developers and gives us a competitive advantage in the services and pricing we can offer our clients in building their large-format, ride simulation and other unique attractions."

     Goldwater added: "Iwerks also participated in the opening of two more Dave and Buster's establishments this quarter, our fourth and fifth joint ventures with D&B, including the first 3-D installation at their Palisades, N.Y. facility."

     Revenues for the three months ended Sept. 30, 1998 were lower than the same period last year primarily as a result of lower sales from the touring division as well as lower sales of simulation and large-format theaters, particularly in Asia and South America. Lower hardware sales in those regions were partially offset by increases in sales in North America and Europe. Gross profit

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percentage  was 27% in the first quarter of fiscal 1999 compared with 41% in the same period in 1998. The decrease in gross profit percentage was due primarily to lower margins in the touring division, which experienced a decline in revenues while costs remained relatively stable, and a change in the overall sales product mix.

     Selling, General and Administrative expenses were lower by $868,000 in the current quarter, primarily as a result of reduced employee-related expense due to lower staffing levels; lower marketing expenses for trade shows; and higher legal and professional fees recorded in the first quarter of the prior fiscal year associated with a proposed merger, which was defeated by shareholders in March 1998.

     Iwerks Entertainment is one of the world's leading full-service providers of high-tech entertainment systems, support services and film-based software in large-format, ride simulation and specialty venue attractions. More than 250
Iwerks attractions can be found worldwide at location-based entertainment centers, amusement parks, movie theaters, family entertainment centers, shopping centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more. Visit Iwerks Entertainment on the World Wide Web at www.iwerks.com.

     Forward-Looking  Statements Disclosure

     With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are the ongoing economic conditions and situation in the Asia Pacific region, the level of available sales in the rest of the world, costs of sales and the ability of the company to maintain pricing levels necessary to maintain gross profit margins, the level of selling, general and administrative costs, the performance by the company under existing purchase contracts and the ability to obtain new contracts, the success of the company's owned and operating strategy, the success of the company's film software and the effects of competition.

                            IWERKS ENTERTAINMENT INC.
                              Financial Highlights
                            Fiscal 1999 First Quarter
                        (in 000s, except per-share data)

Condensed Consolidated Statements of Operations

                                        Three Months Ended
                                           (unaudited)

                                  Sept. 30, 1998    Sept. 30, 1997


Revenue                              $ 7,373         $ 8,052

Cost and expenses:
   Cost of Sales                       5,378           4,789
   Selling, General
    & Administrative                   3,050           3,918

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         Total costs                   8,428           8,707

Interest income,
 net                                      65             149

Net loss                              $ (990)         $ (506)

Basic and diluted
 net loss per common
 share                               $ (0.08)        $ (0.04)

Weighted avg shares
 outstanding - basic and
 diluted                              12,346          12,160

Condensed Consolidated Balance Sheets

                                   Sept 30., 1998      June 30, 1998
                                    (unaudited)          (audited)

ASSETS
Cash and short-term investments       $ 9,307          $ 10,464
Other current assets                   10,028             9,167
Properties and film inventory, net     13,161            13,050
Goodwill                               14,585            14,742
Other assets                            3,513             3,380


Total assets                         $ 50,594          $ 50,803


LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities                  $ 13,854          $ 12,887
Long-term liabilities                     892             1,082
Stockholders' equity                   35,848            36,834


Total liabilities &
 stockholders' equity                $ 50,594          $ 50,803

CONTACT:
     Iwerks Entertainment Inc., Burbank
     Bruce Hinckley, 818/955-7800
                or
     BSMG Worldwide
     Joe Kessler, 310/966-5510

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